UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2013, Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), and its majority owned subsidiary, IFMI, LLC (“IFMI”), entered into an Employment Agreement (the “Employment Agreement”) with Lester R. Brafman.

Pursuant to the Employment Agreement, Mr. Brafman will serve as the President for both the Company and IFMI. In addition, under the Employment Agreement, the Board of Directors of the Company (the “Board”) may appoint Mr. Brafman as Chief Executive Officer of the Company and IFMI at any time.

The term of the Employment Agreement ends on February 28, 2014 and provides that Mr. Brafman’s minimum base salary will be $600,000 per annum. In addition, the Compensation Committee of the Board (the “Compensation Committee”) may periodically review Mr. Brafman’s base salary and provide for such increases as it may, in its discretion, deem appropriate.

Under the Employment Agreement, in addition to base salary, for each fiscal year of IFMI ending during the term, Mr. Brafman will have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee. The Compensation Committee also has the discretion to grant Mr. Brafman other bonuses in such amounts and on such terms as it shall determine in its sole discretion. The foregoing does not limit Mr. Brafman’s eligibility to receive any other bonus under any other bonus plan, stock option or equity-based plan, or other policy or program of the Company or IFMI.

Under the Employment Agreement, Mr. Brafman is entitled to participate in any equity compensation plan of the Company or IFMI in which he is eligible to participate, and may be granted, in accordance with any such plan, options to purchase units of membership interest of IFMI, options to purchase shares of common stock of the Company, shares of restricted stock, and/or other equity awards in the discretion of the Compensation Committee. The Employment Agreement also provides that Mr. Brafman is entitled to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits and perquisites that may be available to other senior executives of IFMI generally, in each case to the extent that Mr. Brafman is eligible under the terms of such plans or programs (collectively, the “Benefits Plans”).

Pursuant to the Employment Agreement, in the event Mr. Brafman is terminated by the Company due to his death or disability, Mr. Brafman (or his estate or beneficiaries, as the case may be) will be entitled to receive (i) any base salary earned through the date of termination, all other rights and benefits earned and accrued or vested under the Employment Agreement or under any plan, program, agreement, corporate governance document or arrangement of IFMI (“IFMI Arrangements”) prior to the date of termination, and reimbursement under the Employment Agreement for expenses incurred prior to the date of termination, in each case in accordance with the terms and conditions applicable thereto (the benefits received under this clause (i), collectively, the “Accrued Benefits”); (ii) a single-sum cash payment in an amount equal to the value of Mr. Brafman’s base salary that would have been paid to him for the remainder of the year in which the termination occurs; and (iii) a single-sum cash payment in an amount equal to (x) $900,000, multiplied by (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365. In addition, in the event that Mr. Brafman is terminated by the Company due to his death or disability, all outstanding unvested equity-based awards held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable, subject to the terms of such awards.

If Mr. Brafman terminates his employment without “Good Reason” (as defined in the Employment Agreement) or the Company terminates his employment for “Cause” (as defined in the Employment Agreement), then Mr. Brafman will only be entitled to receive any base salary and other benefits earned and accrued prior to the date of termination. If Mr. Brafman terminates his employment with “Good Reason” or the Company terminates his employment without “Cause,” then (1) Mr. Brafman will receive all Accrued Benefits; (2) Mr. Brafman will receive a single-sum cash payment in an amount equal to $950,000; (3) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable; and (4) unless otherwise prohibited by the Employee Retirement Income Security Act of 1974 (ERISA), the Internal Revenue Code of 1986, as amended (the “Code”), or applicable law, Mr. Brafman and his eligible dependents will continue to be covered under the Benefits Plans for the 12-month period following the termination of his employment, subject to certain exceptions. Under the Employment Agreement, if the Board does not appoint Mr. Brafman to the position of Chief Executive Officer of the Company and IFMI by February 28, 2014, then Mr. Brafman may terminate the Employment Agreement for “Good Reason” thereunder.

In the event of a “Change of Control” (as defined in the Employment Agreement) during the term of the Employment Agreement, all outstanding unvested equity-based awards then held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable. In addition, if Mr. Brafman terminates his employment with IFMI within six months following the date of a Change of Control and provides transition services for up to six months following such termination, to the extent reasonably requested by IFMI, then such termination will be treated as a termination for “Good Reason,” and Mr. Brafman will be entitled to the compensation set forth in the immediately preceding paragraph.

Pursuant to the Employment Agreement, if any amount payable to or other benefit to which Mr. Brafman is entitled would be deemed to constitute a “parachute payment” (as defined in Section 280G of the Code), alone or when added to any other amount payable or paid to or other benefit receivable or received by Mr. Brafman, which is deemed to constitute a parachute payment and would result in the imposition of an excise tax under Section 4999 of the Code, then the parachute payments shall be reduced (but not below zero) so that the maximum amount is $1.00 less than the amount which would cause the parachute payments to be subject to the excise tax.

All termination payments, other than the Accrued Benefits, are subject to the execution of a general release by Mr. Brafman (or his estate or beneficiaries, as the case may be).

The Employment Agreement contains a non-competition provision restricting Mr. Brafman’s ability to engage in certain activities that are competitive with the Company for a period of three months following the end of the term of the Employment Agreement. The Employment Agreement also contains customary confidentiality provisions. In addition for a period of six months following the end of the term of the Employment Agreement, regardless of the reason the term of the Employment Agreement ends, Mr. Brafman is prohibited under certain circumstances from soliciting the Company’s employees, customers and clients.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On June 3, 2013, the Company issued a press release related to the actions described under Item 5.02 above, which is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement, dated June 3, 2013, by and among Institutional Financial Markets, Inc., IFMI, LLC and Lester R. Brafman.

99.1*	Press release regarding the hiring of Lester R. Brafman as President.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: June 5, 2013	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

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